Exhibit 10.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of the 29th day of March, 2007 is between SYNTROLEUM INTERNATIONAL CORPORATION, a Delaware corporation (“Syntroleum”) and SOVEREIGN OIL & GAS COMPANY II, LLC, a Texas limited liability company (“Sovereign”).

RECITALS

A. Syntroleum and Sovereign are parties to that certain Joint Development Agreement dated the 1st day of March, 2004, as amended by that certain Syntroleum-Sovereign Letter Agreement on OML 113 Lease effective as of December 17, 2004 (the “JDA”). Defined terms used in this Agreement and not otherwise defined shall have the meanings given to them in the JDA.

B. By letter dated April 3, 2006, Syntroleum described the 2006-2007 budgets pursuant to the JDA (the “2006 Budget Letter”).

C. Pursuant to the JDA, Sovereign obtained, on behalf of Syntroleum, Contract Areas described in Schedule F of the JDA under the Field Names “Aje” (the “Aje Field”) and “Ajapa” (the “Ajapa Field”).

D. Syntroleum Nigeria Limited, a company existing under the laws of the Republic of Nigeria (“Syntroleum Nigeria”) was an Affiliate of Syntroleum prior to January 19, 2007.

E. To develop the Aje Field, Syntroleum Nigeria entered into a Participation Agreement for Oil Mining Lease 113, Federal Republic of Nigeria, with Yinka Folawiyo Petroleum Company Limited, Lundin Petroleum B.V., Palace Exploration Company, Challenger Minerals Inc., Providence Resources P.L.C. and Howard Energy Co., Inc., dated as of January 12, 2005 (the “Aje Participation Agreement”).

F. Syntroleum presented Sovereign with notice of termination of the JDA dated November 15, 2006.

G. The parties have agreed that certain terms of the JDA relating to termination of the JDA should be clarified to be consistent with the intent of the parties and the purposes of the JDA.

Accordingly, the parties agree as follows:

AGREEMENT

1. Termination. Except for Paragraph 3 hereof which shall expire on April 5, 2007, the JDA shall terminate effective March 31, 2007.

2. JDA Section 6.1. Syntroleum and Sovereign agree, consistent with the terms of the Budget Letter, that any and all unspent funds in the Escrow Account or distributed to Sovereign during the 2006-2007 budget year pursuant to the JDA (exclusive of the Multiplier, as defined in the Budget Letter), less any contingent liabilities Sovereign has incurred (such as taxes and other levies or claims by third parties against Sovereign), shall be returned to Syntroleum by May 31, 2007. Sovereign will provide Syntroleum by April 30, 2007 a list of outstanding invoices or purchase orders as of March 31, 2007.

3. JDA Section 6.6. Except for any transaction consummated between Syntroleum and Energy Equity Resources Limited or its affiliates prior to the date of this letter, Syntroleum agrees to provide to Sovereign warrants to purchase twenty-five thousand (25,000) shares of Syntroleum Common Stock, at the Exercise Price, in accordance with the terms of Section 6.6.2.1, upon any acquisition by an Industry Partner of an interest of Syntroleum Nigeria Limited in the Aje Field pursuant to a commitment to purchase executed after the date of this letter and on or prior to April 5, 2007.

4. JDA Section 6.11. The parties agree that Sovereign Incentive Compensation earned under Section 6.6 of the JDA shall include all payments to be made under, pursuant to or in lieu of compensation described in Schedule 4 of the Aje Participation Agreement, and that the provisions of the JDA relating to any such payments, as described in Section 6.11, shall survive termination of the JDA, regardless of when such payments are received by Sovereign.

5. JDA Section 8.3. The parties agree as follows regarding the effect of Section 8.3 of the JDA following termination:

(a) No Contract Area (except the Aje Field and the Ajapa Field) has been taken or is under active negotiation by Syntroleum. Following termination, Sovereign shall be free to pursue and obtain interests in any Contract Area.

(b) Sovereign retains the rights to all electronic and hardcopy work product that it generated in the conduct of its work under the JDA, but Sovereign agrees to provide copies of such work product to Syntroleum prior to termination of the JDA pursuant to Section 8.3. All Confidential Information provided to third parties by Syntroleum shall be subject to Article 12 of the JDA.

6. Payments by Sovereign Pursuant to Sections 8.3 and 8.4. Syntroleum and Sovereign agree that Sovereign shall pay $50,000 for all equipment to be purchased pursuant to Section 8.4.

7. Transfers of Aje and Ajapa Interests. Syntroleum represents and warrants to Sovereign the following:

(a)

that the executed letter from Syntroleum Nigeria Limited to Sovereign Oil & Gas Company II, LLC and Syntroleum International Corporation dated January 2007 was included on the disclosure schedule regarding existing agreements of Syntroleum Nigeria Limited when the interests of Syntroleum Nigeria Limited were conveyed by Syntroleum to Energy Equity Resources (Norway) Limited and/or its subsidiaries or affiliates on or about January 19, 2007; and

(b)	no transfers of interests of Syntroleum or any subsidiary or affiliate of Syntroleum in the Aje Field or the Ajapa Field occurred prior to January 19, 2007, except for the following:

(i)	Syntroleum Nigeria Limited’s transfer of interests in the Aje Field to Lundin Nigeria Limited, Palace Exploration Nigeria Limited, Challenger Minerals (Nigeria) Limited, P.R. Oil & Gas Nigeria Limited and Howard Energy Nigeria Limited;

(ii)	Syntroleum Nigeria Limited’s transfer of 50% of its participating interest in the Ajapa Field to Energy Equity Resources Oil & Gas Limited in July 2006. To the best of Syntroleum’s knowledge, this transfer has yet to be approved by the applicable Nigerian authorities; and

(iii)	Syntroleum Nigeria Limited’s agreement to transfer a 3% participating interest in the Aje Field to Energy Equity Resources Oil & Gas Limited in August 2006. This transfer was not effectuated once the Aje partner group elected not to drill the Aje-4 well in October 2006. Subsequently, Syntroleum Nigeria Limited orally offered the same terms to Energy Equity Resources Oil & Gas Limited if a new industry partner was brought in to drill the Aje-4 well.

(c)	none of the transfers by Syntroleum or any subsidiary of affiliate of Syntroleum to Energy Equity Resources (Norway) Limited and/or its subsidiaries or affiliates described herein materially affected, modified, amended or otherwise diminished the rights of Sovereign pursuant to the Aje Participation Agreement or any overriding royalty interest of Sovereign in the Aje Field or the Ajapa Field.

8. Waiver of Consent. Sovereign hereby waives its right to receive notice from Syntroleum and consent to any transfer of interest of Syntroleum Nigeria Limited in either the Aje Field or the Ajapa Field to Energy Equity Resources (Norway) Limited and/or its subsidiaries or affiliates.

9. Survival; Assigns. The terms of this Agreement shall survive termination of the JDA and shall inure to the benefit of and be binding on the successors and assigns of the parties hereto.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without giving effect to the conflict of laws provisions thereof).

11. Submission to Jurisdiction. Each party hereto submits to the nonexclusive jurisdiction of the federal and state courts located in Harris County, Texas, for any action or proceeding relating to this Agreement, and each party waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceedings in such courts.

12. Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute the entire agreement.

Executed as of the date first written above.

SYNTROLEUM INTERNATIONAL CORPORATION

By:	/s/ Richard L. Edmonson
Name:	Richard L. Edmonson
Title:	Vice President and General Counsel

SOVEREIGN OIL & GAS COMPANY II, LLC

By:	/s/ Joseph M. Bruso
Name:	Joseph M. Bruso
Title:	President

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